EXHIBIT 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) dated March 16, 2009 (the “Effective Date”), is to that certain Amended and Restated Employment Agreement (the “Agreement”) dated as of December 31, 2008, between Shuffle Master, Inc. (“the Company”) and Mark L. Yoseloff (“Employee”).  All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning as in the Agreement.

WHEREAS, Section 9 of the Agreement provides that Employee shall be a part-time employee of the Company for a period of two (2) years and nine months (the “Part-Time Employment Period”) but does not contemplate Employee providing specific product strategy and development services; and

WHEREAS, in recognition of Employee's unique contribution and knowledge as to product strategy and development, the Board of Directors wishes to obtain the Employee’s commitment to assist the Company, at the direction of the Chief Executive Officer of the Company, in the product strategy and development areas.

NOW THEREFORE, the Company and Employee agree as follows:

1.           Subject to the terms and conditions hereof, and provided Employee is not in material breach of the Agreement or this Amendment, Company hereby engages Employee to render Product Strategy Services as described in Section 2 hereof for a term of one (1) year (the “Term”), and Employee agrees to do so, commencing on the Effective Date and expiring on March 15, 2010.

2.           During the Term, Employee shall provide product strategy and development consulting to Company (the “Product Strategy Services”) in the following manner:

A.           Employee shall personally meet with the Chief Executive Officer (“CEO”) or his designee as scheduled by the CEO; provided that such meetings shall occur no more than once every two weeks;

B.           Employee shall be reasonably available to the Company by telephone;

C.           Employee will report to the CEO or his designee; and

D.           Employee will attend, as reasonably requested by CEO, the CPG meetings.

3.           In consideration for the Product Strategy Services to be rendered by Employee to Company, and subject to the terms and conditions thereof, Company shall compensate Employee at the rate of Six Thousand Dollars ($6,000.00) per month, paid on the 15th day of each month.

4.           Notwithstanding any termination or expiration of this Amendment or the Agreement, Employee acknowledges that all right, title and interest in all Product Strategy Services, ideas, works and concepts created, inventions (patentable or not) and in all intellectual property associated or related thereto or derived therefrom, now or in the future, in any country (the “Rights”) constitute a “Work Made For Hire” as defined in the Copyright Act of 1976, as amended from time to time, in favor of the Company, and that all right, title and interest in all Product Strategy Services and Rights created, and in all game concepts, graphics, sound effects and code for the gaming machines created for Company, and in all intellectual property associated or related thereto or derived therefrom, now or in the future, are and shall be the sole property of Company, free and clear of any and all claims by Employee.  Employee hereby assigns to Company in perpetuity, all of the Product Strategy Services and Rights and the game concepts, graphics, sound effects and code together with any and all rights in and to intellectual property associated with or related to such game concepts, graphics, sound effects and code, and further agree to execute any additional or future documents in order to implement the intent of this Section 4.  The Company shall have the right to use any of the materials, game concepts, Rights, materials, documents and any other embodiments which constitute or are a part of the Product Strategy Services as the Company sees fit, including, without limitation the right to distribute, market and exploit, on its own terms and as it shall solely see fit, any gaming devices which incorporate any of the Product Strategy Services or Rights hereunder.  To avoid any future ambiguity, the Company shall maintain a log of all Rights and upon the termination of this Amendment or any renewals hereof, the Company shall provide a copy of such log to the Employee for review and agreement.  Once agreed upon, this final log shall constitute all of the Rights belonging to the Company as contemplated by this paragraph 4.  Upon Company’s request, Employee agrees to execute any documents to implement the intent of this Section 4.

5.           Employee shall perform his services under this Amendment as an independent contractor.  Employee shall be responsible for all taxes in connection with his compensation, and hereby indemnifies and holds the Company harmless relating to any claims of unpaid, underpaid or lack of withholding of taxes.   In no event shall either Employee or the Company be deemed to be a partner, joint venturer, fiduciary or agent of the other, and neither Employee nor the Company shall have the right to bind the other, nor shall Employee or the Company represent to any third party anything to the contrary, unless mutually agreed to in writing by Company and Employee.

6.           Notwithstanding any other provision contained herein or the Term hereof, the Company shall have the right to terminate this Amendment and all of its obligations to Employee hereunder in the event:

i.           Employee is in material breach of the terms or provisions of this Amendment or the Agreement;

ii.           Employee commits any acts or omissions that put in jeopardy or at risk any of the Company’s gaming licenses, approvals or permits;

iii.           Employee commits any acts of fraud, embezzlement or dishonesty related to the Company; or

iv.           Employee is accused or charged with a felony crime.

Employee further agrees that any violation of Section 6(ii), (iii), or (iv) hereof shall also constitute “just cause” for termination of the Agreement.

7.           This Amendment sets forth the entire agreement between Employee and Company with respect to the subject matter hereof.  No promise, representation or inducement, except as herein set forth, has been made by either party to this Amendment. Should any provision of this
Amendment be void or unenforceable, the rest of this Amendment shall remain in full force. This Amendment may not be canceled, altered, or amended except in writing.

8.           Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms and provisions of this Amendment in any other jurisdiction.

9.           This Amendment shall be governed by the laws of the State of Nevada, without regard to its conflicts of law rules. Any controversy or claim arising out of or relating to this Amendment, or the breach of this Amendment, that cannot be resolved by the parties hereto, shall be tried solely in the County of Clark, Nevada in accordance with Nevada law.

10.           Except as expressly amended hereby, the Agreement, as amended by this Amendment, is hereby confirmed and ratified by the parties as being and remaining in full force and effect, according and subject to its terms and conditions, and without any further amendments or modifications.

EMPLOYER:		EMPLOYEE:
SHUFFLE MASTER, INC.

By:	/s/ JERRY SMITH	/s/ MARK L. YOSELOFF
Its:	EVP, General Counsel and Corporate Secretary	Mark L. Yoseloff
Date:	April 14, 2009

SHUFFLE MASTER, INC.
COMPENSATION COMMITTEE

/s/ LOUIS CASTLE
Louis Castle, Chairman